Exhibit 1

April 8, 2013

Dear Fellow Grupo Aeroportuario del Pacífico, S.A.B. de C.V. Shareholder:

Grupo México, S.A.B. de C.V. (“Grupo México”) is writing to you because of concerns about action that Grupo Aeroportuario del Pacífico, S.A.B. de C.V. (“PAC” or the “Company”) is proposing to take at its General Ordinary Shareholders’ Meeting on April 16, 2013 (the “April 16th Shareholders’ Meeting”). This letter is being sent to you as the owner of Series B Shares, without par value (“Series B Shares”), and/or American Depositary Shares, each representing ten Series B Shares (evidenced by American Depositary Receipts, “ADSs”), in each case, of PAC. As set forth in more detail in Annex I hereto, Grupo México currently beneficially owns approximately 29.6% of PAC’s total outstanding capital.

You should be aware that at the April 16th Shareholders’ Meeting PAC is seeking, among other things, to have its shareholders (i) ratify all actions taken by the directors and officers of PAC, including Mr. Fernando Bosque Mohíno, the Chief Executive Officer of PAC, during the fiscal year ending on December 31, 2012 and (ii) release such directors and officers from any liability in connection with such actions. This release of liability is part of proposal 1 on PAC’s voting instruction form for ADS holders attached hereto.

PAC’s voting instruction form for ADS holders for the April 16th Shareholders’ Meeting is crafted in an inappropriate manner, bundling seven separate resolutions together into a single proposal. The voting instruction form does not allow you, as an ADS holder, to vote on each resolution separately; it combines the blanket release of liability of directors and officers with, among others, the proposal for approval of the Chief Executive Officer’s report regarding results of operations for the 2012 fiscal year. This bundling of the different resolutions into a single proposal prevents ADS holders from voting as a separate matter on the basic corporate governance issue of whether directors and officers should be held accountable for their actions as fiduciaries of the Company.

We Urge You to Vote AGAINST Proposal 1, Including the Release of Director and Officer

Liability, on PAC’s Voting Instruction Form Today

We hope that you will take a few minutes to review this letter, together with its Annex and PAC’s voting instruction form attached hereto for your convenience, to ensure that you exercise your right to vote in an informed manner that safeguards your interests as a minority shareholder of PAC.

We believe that PAC’s incumbent directors (other than the director appointed by Grupo México) and current management are seeking, once again, to take actions that are against the interests of the Company and its non-affiliated shareholders, and, instead, serve only to entrench management and protect the conflicting interests of Aeropuertos Mexicanos del Pacífico, S.A. de C.V., the controlling shareholder of PAC, and its representatives on PAC’s Board of Directors. Among other things, these conflicted directors and officers are seeking to avoid accountability for their actions, even actions that may be against Mexican law, by causing you to provide a blanket release of any potential claims that may arise in connection with their conduct during the fiscal year ending on December 31, 2012.

We do not believe that it is in the best interests of PAC shareholders for PAC’s directors and officers to be relieved of any potential liability in connection with the exercise of their duties to PAC and its shareholders. A majority of the non-affiliated shareholders of PAC already voted against a similar proposal in connection with the shareholders’ meeting held on September 25, 2012. Despite the shareholders’ previous rejection of granting directors and officers a blanket release from liability, PAC is again asking shareholders to approve such an action.

You should ask yourself, if PAC’s directors and officers were confident about having acted in the best interest of the Company and all shareholders, why are they so concerned about asking shareholders to give them a blanket release from all potential claims? We believe that the shareholders of PAC should vote against any blanket release of liability of directors and officers of PAC, just as they did last year.

The request by PAC for a blanket release of liability for its directors and officers is an inappropriate one because PAC has not disclosed, and cannot possibly disclose, to its shareholders all of the action that its directors and officers have taken during the fiscal year ending on December 31, 2012, for which PAC is seeking a release. In fact, we have challenged some of this conduct as being inappropriate and constituting a breach by PAC’s directors and officers of their duties to the Company and its shareholders.

We strongly believe that some of the improper conduct that certain of PAC’s incumbent directors (other than the director appointed by Grupo México) and officers have engaged in may be subject to claims and other legal action by PAC’s shareholders (including, but not limited to, class action lawsuits) and sanctions by the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores or “CNBV”). This conduct includes, among others, their defense and enforcement of bylaws that have been determined by a Mexican court of competent jurisdiction and the CNBV to be inconsistent with applicable Mexican law. Our concerns about certain actions that may evidence misconduct by PAC’s directors and officers are set forth in more detail in Annex I hereto.

As set forth on the agenda for a shareholders’ meeting to be held on April 23, 2013 at our request (the “April 23rd Shareholders’ Meeting”), we will be separately asking that an independent nominee, to be designated by the shareholders, undertake an investigation regarding certain actions taken by PAC, its directors (other than the director appointed by Grupo México) and its senior executive officers that may be the basis of liability for breach of duties by such directors and officers. We will be contacting you shortly in a separate communication in connection with the April 23rd Shareholders’ Meeting.

For the reasons set forth in this letter, together with its Annex, we urge you to carefully consider these matters and vote against PAC’s proposal 1 that seeks, among other things, to have its shareholders (i) ratify all actions taken by the directors and officers of PAC, including Mr. Bosque Mohíno, the Chief Executive Officer of PAC, during the fiscal year ending on December 31, 2012 and (ii) release such directors and officers from any liability in connection with such actions.

2

We also want to inform you that we will be voting (i) against items 1, 2, 3, 4, 5, 6, 9, 10, 12, 13, 14 and 15, and (ii) for items 7, 8 and 11, in each case, as set forth in PAC’s voting instruction form. We also urge you to carefully consider these matters and vote accordingly.

With respect to item 7 on PAC’s agenda, we have requested that the following Grupo México nominees be appointed to the Board of Directors of PAC: (i) Mr. Eduardo Gallástegui Armella, who has served on the Board of Directors of PAC and its Audit and Nominations and Compensation and Corporate Governance committees since 2010, and (ii) Mr. Alfredo Casar Pérez, who would be Grupo México’s second appointee to the Board of Directors of PAC based on Grupo México’s shareholdings of more than 20%. In the past, despite our right under the Mexican Securities Law (Ley del Mercado de Valores) to appoint a second director to PAC’s Board of Directors as a result of our shareholdings of more than 20% of PAC’s outstanding stock, PAC has consistently disregarded Grupo México’s requests to appoint a second director to PAC’s Board of Directors.

PAC has published its notice to shareholders of the April 16th Shareholders’ Meeting to be held at 11:30 a.m. in the Salón Granada of the Hotel Hyatt Regency, located at Campos Elíseos No. 204, Ground Floor, Col. Polanco Chapultepec, Del. Miguel Hidalgo, Mexico City, D.F. 11560. PAC has set the close of business on March 25, 2013 as the record date for determining shareholders and ADSs holders entitled to vote at the April 16th Shareholders’ Meeting. In addition, the Depositary for the ADSs, Bank of New York Mellon, has set April 11, 2013 as its cut off time to process votes and/or instructions of ADS holders in connection with the April 16th Shareholders’ Meeting. Brokers, dealers and other intermediaries may have also set cut off times even earlier than April 11, 2013 to process votes and/or instructions of ADS holders in connection with the April 16th Shareholders’ Meeting. Therefore, whether or not you plan to attend the April 16th Shareholders’ Meeting in person, we urge you to vote today, by Internet or by telephone, as instructed in the voting instruction form attached hereto, to make sure that your votes are counted at the April 16th Shareholders’ Meeting.

Very truly yours,

/s/ Daniel Muñiz Quintanilla

Daniel Muñiz Quintanilla

Chief Financial Officer

Grupo México, S.A.B. de C.V.

Your Vote is Important, No Matter How Many or How Few Shares or ADSs You Own.

If you have questions about how to vote your shares or ADSs, or need additional assistance, please contact:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free: (888) 750-5834

Banks and Brokers Call Collect: (212) 750-5833

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ANNEX I

2013 GENERAL ORDINARY SHAREHOLDERS’ MEETING

OF

GRUPO AEROPORTUARIO DEL PACÍFICO S.A.B. DE C.V.

MATERIALS DELIVERED

BY

GRUPO MÉXICO, S.A.B. DE C.V.

These materials are being delivered to you because Grupo México, S.A.B. de C.V. (“Grupo México”) has concerns about action that Grupo Aeroportuario del Pacífico, S.A.B. de C.V. (“PAC” or the “Company”) is proposing to take at its General Ordinary Shareholders’ Meeting of PAC on April 16, 2013 (the “April 16th Shareholders’ Meeting”). These materials are being delivered to you as the owner of Series B Shares, without par value (“Series B Shares”), and/or American Depositary Shares, each representing ten Series B Shares (evidenced by American Depositary Receipts, “ADSs”), in each case, of PAC.

These materials are being delivered by Grupo México. As set forth in more detail in the section entitled “Background,” Grupo México currently beneficially owns approximately 29.6% of PAC’s total outstanding capital. These materials are not being delivered on behalf of PAC.

At the April 16th Shareholders’ Meeting, PAC is seeking, among other things, to have its shareholders (i) ratify all actions taken by the directors and officers of PAC, including Mr. Fernando Bosque Mohíno, the Chief Executive Officer of PAC, during the fiscal year ending on December 31, 2012, and (ii) release such directors and officers from any liability in connection with such actions. This release of liability is part of proposal 1 in PAC’s voting instruction form for ADS holders attached hereto.

We Urge you to Vote AGAINST Proposal 1, Including the Release of Director and Officer Liability, on PAC’s Voting Instruction Form

PAC has published its notice to shareholders of the April 16th Shareholders’ Meeting to be held at 11:30 a.m. in the Salón Granada of the Hotel Hyatt Regency, located at Campos Elíseos No. 204, Ground Floor, Col. Polanco Chapultepec, Del. Miguel Hidalgo, Mexico City, D.F. 11560. PAC has set the close of business on March 25, 2013 as the record date for determining shareholders and ADSs holders entitled to vote at the April 16th Shareholders’ Meeting. In addition, the Depositary for the ADSs, Bank of New York Mellon, has set April 11, 2013 as its cut off time to process votes and/or instructions of ADS holders in connection with the April 16th Shareholders’ Meeting. Brokers, dealers and other intermediaries may have also set cut off times even earlier than April 11, 2013 to process votes and/or instructions of ADS holders in connection with the April 16th Shareholders’ Meeting. Therefore, whether or not you plan to attend the April 16th Shareholders’ Meeting in person, we urge you to vote today, by Internet or by telephone, as instructed in the voting instruction form attached hereto, to make sure that your votes are counted at the April 16th Shareholders’ Meeting.

We do not believe that it is in the best interests of PAC shareholders for PAC’s directors and officers to be relieved of any potential liability in connection with the exercise of their duties to PAC and its shareholders. A majority of the non-affiliated shareholders of PAC already voted against a similar proposal in connection with the shareholders’ meeting held on September 25, 2012. Despite the shareholders’ previous rejection of granting directors and officers a blanket release from liability, PAC is again asking shareholders to approve such an action. We believe that the shareholders of PAC should vote against any blanket release of liability of directors and officers of PAC, just as they did last year.

The request by PAC for a blanket release of liability for its directors and officers is an inappropriate one because PAC has not disclosed, and cannot possibly disclose, to its shareholders all of the action that its directors and officers have taken during the fiscal year ending on December 31, 2012, for which PAC is seeking a release. In fact, we have challenged some of this conduct as being inappropriate and constituting a breach by PAC’s directors and officers of their duties to the Company and its shareholders.

PAC’s voting instruction form for ADS holders for the April 16th Shareholders’ Meeting is crafted in an inappropriate manner, bundling seven separate resolutions together into a single proposal. The voting instruction form does not allow you, as an ADS holder, to vote on each resolution separately; it combines the blanket release of liability of directors and officers with, among others, the proposal for approval of the Chief Executive Officer’s report regarding results of operations for the 2012 fiscal year. This bundling of the different resolutions into a single proposal prevents ADS holders from voting as a separate matter on the basic corporate governance issue of whether directors and officers should be held accountable for their actions as fiduciaries of the Company.

As set forth on the agenda for a shareholders’ meeting to be held on April 23, 2013 at our request (the “April 23rd Shareholders’ Meeting”), we will be separately asking that an independent nominee, to be designated by the shareholders, undertake an investigation regarding certain actions taken by PAC, its directors (other than the director appointed by Grupo México) and its senior executive officers that may be the basis of liability for breach of duties by such directors and officers. We will be contacting you shortly in a separate communication in connection with the April 23rd Shareholders’ Meeting.

In addition, at the April 16th Shareholders’ Meeting, we intend to vote (i) against items 1, 2, 3, 4, 5, 6, 9, 10, 12, 13, 14 and 15; and (ii) for items 7, 8 and 11, in each case, as set forth in PAC’s voting instruction form. As set forth in more detail in the section entitled “The Other Proposals,” we also intend to seek the appointment of two members of the Board of Directors of PAC in accordance with the Mexican Securities Law (Ley del Mercado de Valores or “LMV”), which provides holders of publicly traded companies the right to appoint one director for each incremental interest of 10% or more of such publicly traded company’s total outstanding capital. We urge you to carefully consider these matters and vote accordingly.

Based on information disclosed by PAC in its Form 20-F for the year ended December 31, 2011, filed with the Securities and Exchange Commission (“SEC”) on March 30, 2012, PAC is a foreign private issuer. As such, the securities issued by PAC, including the Series B Shares and or ADSs that you hold are not subject to, among others, section 14(a) of the Securities Exchange Act of 1934, as amended.

THESE MATERIALS DO NOT CONSTITUTE A “PROXY STATEMENT” AND WE ARE NOT SOLICITING THAT YOU GRANT US A PROXY TO VOTE YOUR SHARES OR ADSs AT THE APRIL 16TH SHAREHOLDERS’ MEETING. YOU MUST VOTE YOUR ADSs BY FOLLOWING THE INSTRUCTIONS FOR INTERNET OR TELEPHONE VOTE SET FORTH IN PAC’S VOTING INSTRUCTION FORM ATTACHED HERETO TODAY TO MAKE SURE THAT YOUR VOTE IS COUNTED AT THE APRIL 16TH SHAREHOLDERS’ MEETING.

The information concerning the Company contained herein has been taken from, or is based upon, publicly available documents on file with the SEC and other publicly available information. We have not had access to the books and records of the Company, were not involved in the preparation of such information and statements and are not in a position to verify any such information and statements.

These materials are dated April 8, 2013. You should not assume that the information contained herein is accurate as of any date other than such date, and the mailing of these materials to shareholders shall not create any implication to the contrary.

You may obtain a free copy of these materials and other relevant documents by calling Innisfree M&A Incorporated at the phone numbers indicated below. Please refer to the Company’s website and Form 20-F for the year ended December 31, 2011, filed with the SEC on March 30, 2012, for certain additional information and disclosure required to be made by the Company in connection with the April 16th Shareholders’ Meeting in accordance with applicable law.

If you have questions regarding these materials, please contact Innisfree M&A Incorporated at the phone numbers indicated below.

Additional information regarding Grupo México can be found at www.gmexico.com.mx. Additional information regarding our interest in PAC can be found at www.sec.gov.

/s/ Daniel Muñiz Quintanilla

Daniel Muñiz Quintanilla

Chief Financial Officer

Grupo México, S.A.B. de C.V.

Your Vote is Important, No Matter How Many or How Few Shares or ADSs You Own.

If you have questions about how to vote your shares or ADSs, or need additional assistance, please contact:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free: (888) 750-5834

Banks and Brokers Call Collect: (212) 750-5833

TABLE OF CONTENTS

REASONS TO VOTE AGAINST PAC’s PROPOSAL 1	6

QUESTIONS AND ANSWERS RELATING TO THE APRIL 16TH SHAREHOLDERS’ MEETING AND PAC’S PROPOSAL	9

BACKGROUND	12

THE OTHER PROPOSALS	14

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	15

REASONS TO VOTE AGAINST PAC’s PROPOSAL 1

Grupo México urges all holders of Series B Shares and ADSs of PAC to vote AGAINST PAC’s proposal 1 that seeks, among other things, to have its shareholders (i) ratify all actions taken by the directors and officers of PAC, including Mr. Bosque Mohíno, the Chief Executive Officer of PAC, during the fiscal year ending on December 31, 2012, and (ii) release such directors and officers from any liability in connection with such actions.

PAC’s voting instruction form for ADS holders for the April 16th Shareholders’ Meeting is crafted in an inappropriate manner, bundling seven separate resolutions together into a single proposal. The voting instruction form does not allow you, as an ADS holder, to vote on each resolution separately; it combines the blanket release of liability of directors and officers with, among others, the proposal for approval of the Chief Executive Officer’s report regarding results of operations for the 2012 fiscal year. This bundling of the different resolutions into a single proposal prevents ADS holders from voting as a separate matter on the basic corporate governance issue of whether directors and officers should be held accountable for their actions as fiduciaries of the Company.

We believe that PAC’s incumbent directors (other than the director appointed by Grupo México) and current management are seeking, once again, to take actions that are against the interests of the Company and its non-affiliated shareholders, and, instead, serve only to entrench management and protect the conflicting interests of Aeropuertos Mexicanos del Pacífico, S.A. de C.V. (“AMP”), the controlling shareholder of PAC, and its representatives on PAC’s Board of Directors.

AMP holds all the outstanding Series BB Shares (the “Series BB Shares”) of PAC. The Series BB Shares are different than the Series B Shares that are held by you directly or through your ADSs. The Series BB Shares are not listed on any stock exchange and are not registered with the SEC or the CNBV. At the time of the privatization process of PAC, the Series BB Shares were given certain rights which result in holders of the Series BB Shares controlling PAC through the ownership of securities representing no more than 15% of the outstanding stock of PAC. The special rights of the Series BB shareholders include a right to appoint a majority of the Board of Directors of PAC, the Chief Executive Officer and Chief Financial Officer of PAC, and a series of veto rights with respect to the management of the business of PAC. The bylaws precluding other security holders of PAC from holding more than 10% of PAC’s total outstanding capital provided holders of the Series BB Shares protection against any other holder of securities having a larger stake in the Company than holders of Series BB Shares. However, on December 30, 2005, with the enactment of the LMV, Mexican applicable law changed to protect the transparency of the capital markets and the rights of public shareholders, stating, among other things, that the bylaws of a Mexican sociedad anónima bursátil de capital variable or S.A.B. (like PAC) must not (i) preclude a change of control of such company or (ii) interfere with the mandatory tender offer rules contained in the LMV. The actions of PAC through its officers and directors appointed by AMP (PAC’s controlling shareholder), including their protection of by laws that have been declared by competent courts and the CNBV to be inconsistent with applicable Mexican law, are taken by such officers and directors seeking to protect interests of AMP that are inconsistent with the interests of the public shareholders. There is an inherent conflict of interest underlying these actions which seek to preserve controlling shareholders entrenchment over legal protection to public shareholders.

Among other things, these conflicted directors and officers are seeking to avoid accountability for their actions, even actions that may be against Mexican law, by causing you to provide a blanket release of any potential claims that may arise in connection with their conduct.

We do not believe that it is in the best interests of PAC shareholders for PAC’s directors and officers to be relieved of any potential liability in connection with the exercise of their duties to PAC and its shareholders. A majority of the non-affiliated shareholders of PAC already voted against a similar proposal in connection with the shareholders’ meeting held on September 25, 2012. Despite the shareholders’ previous rejection of granting directors and officers a blanket release from liability, PAC is again asking shareholders to approve such an action. We believe that the shareholders of PAC should vote against any blanket release of liability of directors and officers of PAC, just as they did last year.

The request by PAC for a blanket release of liability for its directors and officers is an inappropriate one because PAC has not disclosed, and cannot possibly disclose, to its shareholders all of the action that its directors and officers have taken during the fiscal year ending on December 31, 2012, for which PAC is seeking a release. In fact, we have challenged some of this conduct as being inappropriate and constituting a breach by PAC’s directors and officers of their duties to the Company and its shareholders.

We strongly believe that some of the improper conduct that certain of PAC’s incumbent directors (other than the director appointed by Grupo México) and officers have engaged in may be subject to claims and other legal action by PAC’s shareholders (including, but not limited to, class action lawsuits) and sanctions by the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores or “CNBV”).

We have separately requested that PAC hold the April 23rd Shareholders’ Meeting to address in more detail, among other things, the issue of director and officer liability in connection with certain actions taken by PAC in the recent past. PAC has published its notice to shareholders of the April 23rd Shareholders’ Meeting. At the April 23rd Shareholders’ Meeting, we intend to, among other things, ask you and the other shareholders of PAC to approve the appointment of an independent representative of the shareholders to undertake an investigation regarding certain actions taken by PAC, its directors (other than the director appointed by Grupo México) and its senior executive officers, including Mr. Bosque Mohíno, the Chief Executive Officer of PAC, and provide all shareholders and ADS holders of PAC a report on such actions so you can make an informed decision as to whether there has been any misconduct by PAC, its directors (other than the director appointed by Grupo México) and its senior executive officers, including Mr. Bosque Mohíno, the Chief Executive Officer of PAC. If you vote against PAC’s proposal 1 today, you reserve your right to consider at the appropriate time and on the basis of available information this important question of director and officer liability. We want you and all the other shareholders of PAC to be in a position to make an informed decision. We will be contacting you shortly in a separate communication in connection with the April 23rd Shareholders’ Meeting. Among the matters we expect to discuss in our separate communication and at the April 23rd Shareholders’ Meeting are the actions taken by PAC, its directors and its officers in connection with the defense of bylaws that we believe are inconsistent with applicable Mexican law.

We believe that PAC’s bylaws do not comply with applicable law. PAC’s bylaws limit (i) the ability of shareholders, including ADS holders, directly or with related parties, other than AMP (PAC’s controlling shareholder), to own more than 10% of PAC’s total outstanding capital, (ii) the voting rights of shareholders, individually or together with related parties, for any shares in excess of 10% of PAC’s total outstanding capital, and (iii) the ability of any shareholders, individually, or together with related parties, to appoint more than one board member, even if the shareholder owns more than 10% of PAC’s total outstanding capital.

On December 30, 2005, the LMV was enacted. The LMV specifically provides that the bylaws of a Mexican sociedad anónima bursátil de capital variable or S.A.B. (like PAC) must not (i) preclude a change of control of such company or (ii) interfere with the mandatory tender offer rules contained in the LMV. The LMV is currently in full force and effect. Thus, we believe PAC’s bylaws are illegal.

Further, consistent with applicable law, on April 20, 2010, the CNBV issued an official communication determining that certain provisions of the bylaws of PAC, including regarding limitations on rights of share ownership and board representation, do not comply with the LMV.

We commenced various legal proceedings with courts of competent jurisdiction in Mexico seeking, among other things, that such courts determine that the limitations on owning more than 10% of PAC’s total outstanding capital contained in PAC’s bylaws are null and void under applicable Mexican law. On February 22, 2013, a Mexican appellate court issued a decision confirming the determination by the state civil court of Mexico City that the share ownership limitations contained in PAC’s bylaws are null and void because they are inconsistent with applicable Mexican law, including the LMV. PAC issued a press release on March 20, 2013 stating that it filed an appeal challenging the decision of the intermediate appellate court and as a result, PAC’s management stated that they would continue to enforce the share ownership limitations contained in PAC’s bylaws. We believe that these actions have been taken to protect the interests of an entrenched controlling shareholder, which conflict with the interests of the non-affiliated shareholders of PAC.

We believe that as a result of PAC’s continuous efforts to apply its bylaws containing the ownership limitations, the non-affiliated shareholders of PAC, including us, Grupo México, are being denied their legal rights to invest in and exercise their rights regarding PAC shares in the capital markets.

Despite the inconsistency of PAC’s bylaws with the LMV, PAC (i) demanded Grupo México to dispose of some of its shares or ADSs in order to reduce its beneficial ownership in PAC to 10% of PAC’s total outstanding capital, (ii) initiated a lawsuit against most Mexican stockbrokers seeking, among other things, to prevent them from buying PAC shares on behalf of Grupo México, and (iii) has consistently disregarded Grupo México’s rights with respect to its shares in excess of 10% of PAC’s total outstanding capital, including by precluding us from exercising our right under the LMV to appoint a second director to PAC’s Board of Directors as a result of our holdings in excess of 20%, all of which may have a negative impact on the value of PAC’s shareholders’ investments.

A vote AGAINST PAC’s proposal 1:

•

Lets the PAC Board of Directors and management know that you want directors and officers who will act in the best interests of all PAC shareholders and will be accountable for their actions and duties.

•

Is the only way you can reserve your right to consider the serious question of director and officer liability at the appropriate time and on the basis of adequate information. If proposal 1 is approved, the directors and officers of PAC will have the benefit of a blanket release from any potential claims against any potential misconduct in which they may have engaged during the fiscal year ending on December 31, 2012.

•	Lets PAC know that you expect ADS holders to be provided an opportunity to vote independently on each matter submitted for a shareholder vote.

•

Lets PAC know that you expect to be provided adequate information supporting each proposal that they submit for your vote with sufficient time to consider any such proposal and be in a position to make an informed decision.

QUESTIONS AND ANSWERS RELATING TO THE APRIL 16TH SHAREHOLDERS’ MEETING AND PAC’S PROPOSAL

The following are some of the questions you may have as a holder of shares and ADS of PAC relating to the April 16th Shareholders’ Meeting and PAC’s proposal 1 as set forth in PAC’s voting instruction form attached hereto, as well as the answers to those questions.

Who is delivering these materials?

These materials are being delivered by Grupo México. These materials are not being delivered on behalf of PAC.

Grupo México is a public stock corporation with variable capital (sociedad anónima bursátil de capital variable) organized under Mexican law. We are a controlling company of (i) Americas Mining Corporation, a controlling North American company which owns approximately 80% of Southern Copper Corporation, a company that focuses on the mining operations of our group in México and Perú, and 100% of Asarco LLC, a company that focuses on the mining operations of our group in the U.S.; (ii) Infraestructura y Transportes México, S.A. de C.V., a company that focuses on the rail and intermodal transport operations of our group; and (iii) México Proyectos y Desarrollos, S.A. de C.V., a company that focuses on the construction operations of our group.

For additional information regarding Grupo México, please see the section entitled “Background.” You can also find additional information regarding Grupo México at www.gmexico.com.mx.

How are we recommending that you vote?

We are recommending that you vote AGAINST PAC’s proposal 1 that seeks, among other things, to have its shareholders (i) ratify all actions taken by the directors and officers of PAC, including Mr. Bosque Mohíno, the Chief Executive Officer of PAC, during the fiscal year ending on December 31, 2012, and (ii) release such directors and officers from any liability in connection with such actions.

Please see the section entitled “Reasons to Vote Against PAC’s Proposal” for a more complete description of the proposal and our recommendation.

We are not making recommendations with respect to each of the other proposals but we intend to vote (i) against items 1, 2, 3, 4, 5, 6, 9, 10, 12, 13, 14 and 15; and (ii) for items 7, 8 and 11, in each case, as set forth in PAC’s voting instruction form.

Can we vote your shares or ADSs on your behalf?

No, we cannot vote your shares or ADSs on your behalf. We are NOT soliciting a proxy to vote on your behalf. This is not a “Proxy Statement.” We are simply recommending that you vote directly AGAINST PAC’s proposal 1 that seeks, among other things, to have its shareholders (i) ratify all actions taken by the directors and officers of PAC, including Mr. Bosque Mohíno, the Chief Executive Officer of PAC, during the fiscal year ending on December 31, 2012, and (ii) release such directors and officers from any liability in connection with such actions.

Based on information disclosed by PAC in its Form 20-F for the year ended December 31, 2011, filed with the SEC on March 30, 2012, PAC is a foreign private issuer. As such, the securities issued by PAC, including the Series B Shares and or ADSs that you hold, are not subject to, among others, section 14(a) of the Securities Exchange Act of 1934, as amended. The April 16th Shareholders’ Meeting and voting therein, including the validity of proxies or powers of attorneys and validity of the vote, are subject to Mexican law.

You need to vote your ADSs by following the instructions set forth in PAC’s voting instruction form attached hereto. To ensure that your vote is counted at the April 16th Shareholders’ Meeting, you need to follow the instructions to vote by Internet or by telephone today.

Why are we recommending to you how to vote?

PAC’s proposal 1 seeks, among other things, to have its holders of shares and ADSs release its directors and officers from any liability they may have incurred in connection with the performance of their duties during the fiscal year ending on December 31, 2012. We do not believe it is in the best interests of the Company and its non-affiliated shareholders to grant a blanket release of liability to all directors and officers. Directors and officers should be accountable for the performance of their duties to the Company and its shareholders.

We are recommending that you vote against PAC’s proposal 1 because we believe that PAC’s incumbent directors (other than the director appointed by Grupo México) and current management are seeking, once again, to take actions that are against the interests of the Company and its non-affiliated shareholders, and, instead, serve only to entrench management and protect the conflicting interests of AMP (the controlling shareholder of PAC), and its representatives on PAC’s Board of Directors. Among other things, these conflicted directors and officers are seeking to avoid accountability for their actions, even actions that may be against Mexican law, by causing you to provide a blanket release of any potential claims that may arise in connection with their conduct during the fiscal year ending on December 31, 2012.

PAC’s voting instruction form for ADS holders for the April 16th Shareholders’ Meeting is crafted in an inappropriate manner, bundling seven separate resolutions together into a single proposal. The voting instruction form does not allow you, as an ADS holder, to vote on each resolution separately; it combines the blanket release of liability of directors and officers with, among others, the proposal for approval of the Chief Executive Officer’s report regarding results of operations for the 2012 fiscal year. This bundling of the different resolutions into a single proposal prevents ADS holders from voting as a separate matter on the basic corporate governance issue of whether directors and officers should be held accountable for their actions as fiduciaries of the Company.

When and where will the April 16th Shareholders’ Meeting be held?

PAC has scheduled the April 16th Shareholders’ Meeting to be held at 11:30 a.m. on April 16, 2013 in the Salón Granada of the Hotel Hyatt Regency, located at Campos Elíseos No. 204, Ground Floor, Col. Polanco Chapultepec, Del. Miguel Hidalgo, Mexico City, D.F. 11560. However, regardless of whether you are planning to attend the April 16th Shareholders’ Meeting in person, we are urging you to vote your ADSs today by following the instructions set forth in PAC’s voting instruction form attached hereto.

Until what date can I vote?

PAC has published its notice to shareholders of the April 16th Shareholders’ Meeting to be held at 11:30 a.m. in the Salón Granada of the Hotel Hyatt Regency, located at Campos Elíseos No. 204, Ground Floor, Col. Polanco Chapultepec, Del. Miguel Hidalgo, Mexico City, D.F. 11560. PAC has set the close of business on March 25, 2013 as the record date for determining shareholders and ADSs holders entitled to vote at the April 16th Shareholders’ Meeting. In addition, the Depositary for the ADSs, Bank of New York Mellon, has set April 11,

2013 as its cut off time to process votes and/or instructions of ADS holders in connection with the April 16th Shareholders’ Meeting. Brokers, dealers and other intermediaries may have also set cut off times even earlier than April 11, 2013 to process votes and/or instructions of ADS holders in connection with the April 16th Shareholders’ Meeting. Therefore, whether or not you plan to attend the April 16th Shareholders’ Meeting in person, we urge you to vote today, by Internet or by telephone, as instructed in the voting instruction form attached hereto, to make sure that your votes are counted at the April 16th Shareholders’ Meeting.

Where can I find more information about PAC and the April 16th Shareholders’ Meeting?

You can find information made available by PAC at www.aeropuertosgap.com.mx. We have not had access to the books and records of the Company, were not involved in the preparation of such information and are not in a position to verify any such information.

Who should I call if I have any questions about these materials or our recommendation?

If you have questions regarding this these materials, please contact Innisfree M&A Incorporated at (888) 750-5834.

BACKGROUND

Following is certain information regarding us and our relationship with PAC that we believe you should take into account in considering these materials and your vote at the April 16th Shareholders’ Meeting.

Grupo México is a public stock corporation with variable capital (sociedad anónima bursátil de capital variable) organized under Mexican law. We are a controlling company of (i) Americas Mining Corporation, a controlling North American company which owns approximately 80% of Southern Copper Corporation, a company that focuses on the mining operations of our group in México and Perú, and 100% of Asarco LLC, a company that focuses on the mining operations of our group in the U.S.; (ii) Infraestructura y Transportes México, S.A. de C.V., a company that focuses on the rail and intermodal transport operations of our group; and (iii) México Proyectos y Desarrollos, S.A. de C.V., a company that focuses on the construction operations of our group. Additional information regarding Grupo México can be found at www.gmexico.com.mx.

We currently beneficially own approximately 29.6% of PAC’s total outstanding capital as a result of open-market purchases of Series B Shares and ADSs by us and Infraestructura y Transportes México, S.A. de C.V., our 75%-owned subsidiary. More detailed information about our interest in PAC can be found at www.sec.gov.

On July 9, 2010, we delivered a letter to PAC exercising our right to appoint a director to PAC’s Board of Directors and requesting that, in accordance with PAC’s bylaws, the Nominations and Compensation Committee of PAC’s Board of Directors submit such nominee’s name for election by all holders of Series B Shares to each of the Audit Committee and the Nominations and Compensation Committee of PAC’s Board of Directors. In the July 9, 2010 letter, we also expressed our view that the then current nominee for President of PAC’s Board of Directors submitted by PAC lacked the appropriate experience for such position and had a conflict of interest as a result of his relationship with AMP (the controlling shareholder of PAC). As a result, we requested that any other eligible independent director be nominated to serve as President of PAC’s Board of Directors. While our nominee, Mr. Eduardo J. Gallástegui Armella, was subsequently appointed to and continues to serve on the Board of Directors of PAC, PAC ignored our request that any other eligible independent director be nominated to serve as President of the Board of Directors of PAC.

Notwithstanding an April 20, 2010 official communication issued by the CNBV determining that, among others, the share ownership limitations in PAC’s bylaws do not comply with the LMV, on July 22, 2010, PAC demanded that we dispose of some of our Series B Shares and/or ADSs in order to reduce our beneficial ownership in PAC to 10% of PAC’s total outstanding capital. We did not dispose of any such securities because we believe that the share ownership limitations in PAC’s bylaws are inconsistent with applicable Mexican law. In response to PAC’s actions, we commenced various legal proceedings with courts of competent jurisdiction in Mexico seeking, among other things, that such courts determine that the limitations on owning and voting more than 10% of PAC’s total outstanding capital contained in PAC’s bylaws are null and void under applicable Mexican law. On September 30, 2011, a Mexican court declared that, among others, the share ownership limitations contained in PAC’s bylaws are null and void. PAC has appealed this decision. On February 22, 2013, a Mexican appellate court issued a decision confirming the determination by the state civil court of Mexico City that the share ownership limitations contained in PAC’s bylaws are null and void because they are inconsistent with applicable Mexican law, including the LMV. PAC issued a press release on March 20, 2013 stating that it had filed an appeal challenging the decision of the intermediate appellate court and as a result, PAC’s management stated that it would continue to enforce the share ownership limitations contained in PAC’s bylaws.

At our request, PAC has scheduled and published a notice to shareholders of the April 23rd Shareholders’ Meeting. At the April 23rd Shareholders’ Meeting, we have proposed, among other things, that shareholders of PAC vote on the elimination in PAC’s bylaws of the restriction that no shareholder may hold in excess of 10.0% of the total outstanding stock. We will be contacting you shortly in a separate communication in connection with the April 23rd Shareholders’ Meeting.

On June 13, 2011, we announced that our Board of Directors had approved the acquisition (directly or indirectly) of more than 30% and up to 100% of PAC’s total then outstanding capital, excluding treasury shares. We further announced that in connection with such transaction, we would be required to launch a mandatory tender offer for up to 100% of the Series B Shares and ADSs currently outstanding, in accordance with Mexican securities laws and any other applicable laws. In June 2011, we applied for CNBV authorization of an OPA. However, PAC and related parties filed certain claims in Mexico and obtained a suspension of the issuance of such authorization by the CNBV. We appealed the decision ordering the suspension of the authorization by the CNBV but did not prevail. On March 29, 2012, we announced that we had withdrawn our application for CNBV authorization of the OPA we had announced on June 13, 2011.

We continue to explore the possibility of additional investments in securities issued by PAC, in accordance with applicable laws in Mexico and the U.S., but have not made any determination at this time regarding the number of Series B Shares and/or ADSs that we might seek to acquire in any such transaction, the form of any such transaction or the timing thereof. We may from time to time acquire, purchase or sell Series B Shares or ADSs on the Mexican Stock Exchange or New York Stock Exchange, respectively, in the open market, in privately negotiated transactions, or otherwise or propose changes in the Board of Directors of PAC, as we may determine at any such time based upon our evaluation of PAC’s businesses and prospects, price levels of the Shares Series B Shares and ADSs, conditions in the securities and financing markets and in PAC’s industry and the economy in general, regulatory developments affecting PAC and its industry and other factors deemed relevant. In addition, we may from time to time have discussions with PAC’s management, directors and other shareholders and third parties regarding our investment in, and the business and strategy of, PAC.

We have not commenced any tender offer or OPA for any Series B Shares or ADSs. This is not an offer to purchase your Series B Shares or ADSs.

THE OTHER PROPOSALS

We are not making recommendations with respect to each of the other proposals set forth by PAC in the attached voting instruction form for ADS holders but we intend to vote (i) against items 1, 2, 3, 4, 5, 6, 9, 10, 12, 13, 14 and 15; and (ii) for items 7, 8 and 11, in each case, as set forth in PAC’s voting instruction form.

With respect to item 7 on PAC’s agenda, we have requested that the following Grupo México nominees be appointed to the Board of Directors of PAC: (i) Mr. Eduardo Gallástegui Armella, who has served on the Board of Directors of PAC and its Audit and Nominations and Compensation and Corporate Governance committees since 2010 and (ii) Mr. Alfredo Casar Pérez, who would be Grupo México’s second appointee to the Board of Directors of PAC based on Grupo México’s shareholdings of more than 20%. Grupo México believes that Messrs. Gallástegui Armella and Casar Pérez meet all requirements under applicable law to serve in such capacity. In the past, despite our right under the LMV to appoint a second director to PAC’s Board of Directors as a result of our shareholdings of more than 20% of PAC’s outstanding stock, PAC has consistently disregarded Grupo México’s requests to appoint a second director to PAC’s Board of Directors.

We note that PAC’s voting instruction form for ADS holders for the April 16th Shareholders’ Meeting, a copy of which is attached hereto for your convenience, is crafted in an inappropriate manner, bundling seven separate resolutions together into a single proposal. The voting instruction form does not allow you, as an ADS holder, to vote on each resolution separately; it combines the blanket release of liability of directors and officers with, among others, the proposal for approval of the Chief Executive Officer’s report regarding results of operations for the 2012 fiscal year. This bundling of the different resolutions into a single proposal prevents ADS holders from voting as a separate matter on the basic corporate governance issue of whether directors and officers should be held accountable for their actions as fiduciaries of the Company.

We have not yet received any materials from PAC in connection with the April 16th Shareholders’ Meeting, other than the voting instruction form and the materials posted on their website at www.aeropuertosgap.com.mx. Therefore, we do not know how the proposals will be voted at the April 16th Shareholders’ Meeting. We believe each proposal, including those under 1.a, 1.b, 1.c, 1.d, 1.e, 1.f and 1.g, should be voted independently at the April 16th Shareholders’ Meeting. If the proposals are voted independently at the April 16th Shareholders’ Meeting, we intend to vote against each such proposal. However, in such event shareholders present at the April 16th Shareholders’ Meeting could elect to vote against the proposals that seek a blanket release of liability of directors and officers of PAC, including Mr. Bosque Mohíno, the Chief Executive Officer of PAC, and for any other proposals currently bundled in the voting instruction form under proposal 1. As an ADS holder, however, we believe PAC’s decision to bundle the resolutions in the voting instruction form into proposal 1 is inappropriate and may result in a discriminatory treatment of ADS holders.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in these materials are “forward-looking statements” and are prospective. These statements may be identified by their use of forward-looking terminology such as the words “expects”, “projects”, “believes”, “anticipates”, “intends” or other similar words. Forward-looking statements are not based on historical facts, but rather on current expectations and projections about future events, and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. These statements generally can be identified by the inherent risks and uncertainties surrounding future expectations. Important factors that could cause actual results to differ materially from the expectations in these materials include, among others, certain of the risk factors as set forth in PAC’s Form 20-F for the year ended December 31, 2011, filed with the SEC on March 30, 2012. Such forward-looking statements should therefore be construed in light of such factors, and we are under no obligation and expressly disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.